Exhibit 10.28

Execution Version

IDREAMSKY TECHNOLOGY LIMITED

PREFERRED SHARE SUBSCRIPTION AGREEMENT

THIS PREFERRED SHARE SUBSCRIPTION AGREEMENT (the “Agreement”) is made and entered into as of April 13, 2012 (the “Execution Date”) by and among,

(1)	iDreamSky Technology Limited, an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”);

(2)	Beijing Chuangmeng Wuxian Technology Co., Ltd. , a limited liability company incorporated under the laws of the PRC (“Beijing DC”);

(3)	Shenzhen iDreamSky Technology Co., Ltd. , a limited liability company incorporated under the laws of the PRC (“Chuang Meng”);

(4)	Shenzhen Mengyu Technology Co., Ltd. , a limited liability company incorporated under the laws of the PRC (“Mengyu”, collectively with Beijing DC and Chuang Meng, the “Domestic Enterprises”, together with the Company and its subsidiaries, the “Group Companies”);

(5)	Chen Xiangyu , a Chinese citizen with Chinese ID No. (the “Founder”) and Dream Data Services Limited, a limited liability company organized under the laws of the British Virgin Islands, of which the Founder is the 100% owner (the “Founder’s Holdco”, collectively with the Founder, the “Key Holders”);

(6)	Li Meiping , a Chinese citizen with Chinese ID No. (“Mr. Li”) and Huaxiu Investment Limited, a limited liability company organized under the laws of the British Virgin Islands, of which Mr. Li is the 100% owner (“Li’s Holdco”);

(7)	KO, Jeffrey Lyndon , a British citizen with passport No. (“Mr. KO”) and Dream Soft Services Limited, a limited liability company organized under the laws of the British Virgin Islands, of which Mr. KO is the 100% owner (“KO’s Holdco”);

(8)	Prime Express Investments Limited and Ultimate Lenovo Limited, each a limited liability company organized under the laws of British Virgin Islands (collectively, “Legend”);

(9)	LC Fund V, L.P. and LC Parallel Fund V, L.P., partnerships organized under the laws of the Cayman Islands (collectively, “LC Fund”);

(10)	Redpoint Ventures IV, L.P. and Redpoint Associates IV, LLC, entities organized under the laws of Delaware (collectively, “Redpoint”, together with LC Fund, the “Series B Investors”);

RECITALS

A. The Company is an exempted limited liability company established under the laws of the Cayman Islands on February 23, 2012.

B. At the Closing, the Company desires to issue and sell to each of Legend and the Series B Investors, and each of Legend and the Series B Investors, severally but not jointly, to purchase from the Company that number of Preferred Shares and Series B-1 Warrants as set forth opposite each of Legend and the Series B Investors’ name in the corresponding column in Schedule 1 attached hereto respectively on the terms and conditions set forth in this Agreement.

C. The Domestic Enterprises are engaged in the business of research, development and operation of mobile games and software (the “Principal Business”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. AGREEMENT TO PURCHASE AND ISSUE SHARES

1.1. Authorization. As of the Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of at least 1,350,000 Series A Preferred Shares of par value of US$0.001 each (the “Series A Shares”), at least 2,500,000 Series B Preferred Shares of par value of US$0.001 each (the “Series B Shares”, together with the Series A Shares, the “Preferred Shares”), having the rights, preferences, privileges and restrictions as set forth in the Amended and Restated Memorandum and Articles of Association of the Company (“Restated Articles”).

1.2. Agreement to Subscribe for and Allot Series A Shares. Subject to the terms and conditions hereof, the Company hereby agrees to issue to Legend, and Legend hereby agrees to subscribe from the Company, on the date of Closing (the “Closing Date”), 1,350,000 Series A Shares for a subscription price equal to US$950,254 equivalent to RMB6,000,000 (“Series A Subscription Price”) with a per share price of US$0.704.

1.3. Agreement to Subscribe for and Allot Series B Shares. Subject to the terms and conditions hereof, the Company hereby agrees to issue to the Series B Investors, and the Series B Investors hereby agree to subscribe from the Company, on the Closing Date, 2,500,000 Series B Shares for an aggregate subscription price of US$6,000,000 (the “Series B Subscription Price”, together with the Series A Subscription Price, the “Subscription Price”) with a per share price of US$2.40.

1.4. Payment of Subscription Price. Subject to the fulfillment of the terms and conditions as set forth in Sections 6 and 7, Legend and the Series B Investors will pay the Subscription Price to the Company.

1.5. Sale and Issuance of Series B-1 Warrants. In consideration of the Series B Investors’ agreeing to enter into this Agreement, subject to the terms and conditions of this Agreement, the Company agrees to issue to each Series B Investor a warrant in substantially the form attached hereto as Exhibit B (collectively, the “Series B-1 Warrants”) to purchase Series B-1 Shares which Series B-1 Shares shall have the same rights, privileges and preferences as the Series B Shares except for the liquidation amount which shall reflect a different purchase price (the “Warrant Shares”). The aggregate warrant coverage of the Series B-1 Warrants is US$4,000,000, and the exercise price thereunder shall equal to a 50% premium to the per share price of the Series B Subscription Price herein. The Series B Investors have the right to exercise the Series B-1 Warrants the later of (i) within twelve (12) months after the Closing, or (ii) at the next round of the Company’s financing.

2. CLOSING; DELIVERY

2.1. Closing. Subject to the fulfillment of the conditions to closing as set forth in Sections 6 and 7, the sale of the Preferred Shares and the Series B-1 Warrants as provided in Sections 1 above shall take place remotely via the exchange of documents and signatures at such time and place to be mutually agreed upon by the parties (the “Closing”).

2.2. Closing Delivery. On the Closing Date, in addition to any items the delivery of which is made an express closing condition pursuant to Sections 6 and 7, the Company shall issue and deliver to each of Legend and the Series B Investors a share certificate representing the number of Preferred Shares subscribed by it and a Series B-1 Warrant, enter such person in its Register of Members as a holder of such Preferred Shares and deliver a certified copy of the Register of Members reflecting the issuance of its Preferred Shares, and Legend and the Series B Investors shall deliver to the Company evidences indicating that the Subscription Price has been paid to the Company by such person.

3. REPRESENTATIONS AND WARRANTIES OF LEGEND AND THE SERIES B INVESTORS

Each of Legend and the Series B Investors hereby separately but not jointly represents and warrants to the Company in respect of itself, as of the date hereof and the Closing hereunder, as follows:

3.1. Authorization. It has all requisite power, authority and capacity to enter into this Agreement, and to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by it. This Agreement, when executed and delivered by it, constitutes valid and legally binding obligations of it, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.2. Purchase for Own Account. The Preferred Shares, the ordinary shares of the Company of par value of US$0.001 each (the “Ordinary Shares”) issuable upon conversion of the Preferred Shares and the Ordinary Shares issuable upon conversion of the Preferred Shares issued pursuant to exercise of the Series B-1 Warrants (the “Converted Shares”) are acquired by it for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

3.3. Exempt from Registration; Restricted Securities. It understands that the Preferred Shares, the Series B-1 Warrants and the Converted Shares will not, when issued, be registered under the Securities Act or registered or listed publicly pursuant to any other applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act or the registration or listing requirements of any other applicable securities laws and regulations, and that the reliance of the Company on such exemption is predicated in part on its representations set forth in this Agreement. It understands that the Preferred Shares, the Series B-1 Warrants and the Converted Shares are restricted securities within the meaning of Rule 144 under the Securities Act and that the Preferred Shares, the Series B-1 Warrants and the Converted Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

4. REPRESENTATIONS AND WARRANTIES OF THE COVENANTORS

The Group Companies and the Founder (the “Covenantors”, and each the “Covenantor”), jointly and severally, hereby represent and warrant to Legend and the Series B Investors, except as set forth in the disclosure schedule attached to this Agreement as Exhibit A (the “Disclosure Schedule”) (which Disclosure Schedule shall be deemed to be representations and warranties of the Covenantors), as of the date hereof and the Closing (unless otherwise specified) hereunder, as follows. In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiries of officers and directors of such party reasonably believed to have knowledge of the matter in question.

4.1. Organization, Standing and Qualification. Each of the Group Companies is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each of the Group Companies is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a material adverse effect on its condition (financial or otherwise), assets and properties, results of operation, business (as presently conducted) or prospects (a “Material Adverse Effect”).

4.2. Capitalization. At and immediately prior to the Closing, the authorized share capital of the Company shall consist of the following:

(a) Ordinary Shares. A total of 46,150,000 authorized Ordinary Shares of par value of US$0.001 each, among which 5,400,000 Ordinary Shares are issued and outstanding.

(b) Preferred Shares. A total of 1,350,000 authorized Series A Shares of par value of US$0.001 each, none of which are in issue and outstanding; a total of 2,500,000 authorized Series B Shares of par value of US$0.001 each, none of which are in issue and outstanding.

(c) Options, Warrants, Reserved Shares. Except for (i) the conversion privileges of the preferred shares, (ii) up to 750,000 Ordinary Shares reserved for issuance to employees pursuant to the ESOP (defined below), and (iii) the shares reserved for issuance in accordance with the Series B-1 Warrants, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company. Except as set forth in the Shareholders Agreement (defined below), no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).

(d) Domestic Enterprise Registered Capital. The registered capital of each Domestic Enterprise has been contributed in full. There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the equity interests of any Domestic Enterprise and no outstanding equity interests of any Domestic Enterprise are subject to any encumbrance, preemptive rights, rights of first refusal or other rights to purchase such equity interests (whether in favor of such Domestic Enterprise or any other person).

4.3. Subsidiaries. No Group Company presently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

4.4. Due Authorization. All corporate action on the part of each Group Company, its officers, directors and equity interest holders necessary for (i) the authorization, execution and delivery of, and the performance of all obligations of such Group Company under the Transaction Agreements (defined below) and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Preferred Shares and the Series B-1 Warrants being sold under this Agreement at the Closing and of the Converted Shares, have been obtained or will have been obtained prior to the Closing. Each of the Transaction Agreements is a valid and binding obligation of each Covenantor enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.5. Valid Issuance of Preferred Shares and Converted Shares.

(a) The Preferred Shares and the Series B-1 Warrants, when issued, sold, delivered and fully paid by Legend and Series B investors in accordance with the terms of this Agreement and following receipt of any Subscription Price owning to the Company, will be duly and validly authorized and issued, credited as fully paid and non-assessable.

(b) The Converted Shares will be duly and validly authorized and issued, credited as fully paid and non-assessable.

(c) The offer, allotment and the issuance of the Preferred Shares to Legend and the Series B Investors pursuant to this Agreement, the issuance of the Series B-1 Warrants and the issuance of the Converted Shares are exempted from the registration and/or qualification requirements of all applicable securities laws.

(d) The outstanding capital shares of the Company are duly and validly authorized and issued, credited as fully paid and non-assessable, have been issued in accordance with all applicable laws, the Company’s Restated Articles and any relevant securities laws or pursuant to valid exemptions therefrom.

4.6. Financial Statements. Chuang Meng has delivered to the Series B Investors its unaudited consolidated financial statements (including balance sheets, income statements and cash flow statements) from its inception to January 31, 2012 (the foregoing financial statements and any notes thereto are hereinafter referred to as the “Financial Statements” and January 31, 2012, the “Balance Sheet Date”). The financial materials of other Group Companies (“Financial Materials”) have been provided to the Series B Investors per their request. The Financial Statements and Financial Materials are accurate and complete in all material respects and present fairly the financial position of such Company as of the respective dates thereof and the results of operations of such Company for the periods covered thereby.

4.7. Liabilities. The Group Companies, taken as a whole, do not have any indebtedness for borrowed money, absolute or contingent, that has been directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which any Group Company has otherwise become directly or indirectly liable, except for (i) obligations and liabilities reflected on the Financial Statements, (ii) obligations incurred in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with PRC GAAP, and (iii) obligations and liabilities disclosed in Section 4.7 of the Disclosure Schedule.

4.8. Title to Properties and Assets. Each Group Company has good and marketable title to its properties and assets subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, each Group Company is in compliance with such leases and, to the best of its knowledge, each Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

4.9. Status of Proprietary Assets. For purpose of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of the Group Companies, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority.

(a) Except as disclosed in Section 4.9 of the Disclosure Schedule, each Group Company (i) has independently developed and owns free and clear of all material claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use, all Proprietary Assets, including Registered Intellectual Property, necessary and appropriate for its business as now conducted and without any conflict with or infringement of the rights of others. Section 4.9 of the Disclosure Schedule contains a complete list of Proprietary Assets, including all Registered Intellectual Property, of the Group Companies.

(b) There are no outstanding options, licenses or agreements of any kind relating to the Proprietary Assets, including the Registered Intellectual Property used by the Group Companies, nor is any of the Group Companies bound by or a party to any options, licenses or agreements of any kind with respect to any Proprietary Assets, including the Registered Intellectual Property rights of any other person or entity, except, in either case, for end-user, object code, internal-use software license and support/maintenance agreements, and non-disclosure agreements.

(c) Each Group Company has taken all commercially reasonable security measures to protect the secrecy, confidentiality, and value of all its Proprietary Assets, including the Registered Intellectual Property, required to conduct its business.

(d) None of the Group Companies has received any written communications alleging that any of the Group Companies has violated or, by conducting its business (including as proposed to be conducted by such Group Companies), would violate any of the intellectual property rights of any other person or entity.

(e) Neither the execution nor delivery of this Agreement and any other Transaction Agreement, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of the Group Companies as proposed, will, to the best knowledge of the Covenantor, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which the any Group Company or any of such employees is now obligated.

4.10. Material Contracts and Obligations. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which each Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of such Group Company, other than the standard employment-related contracts on the Group Companies’ forms; or (iii) obligate the Group Company to share, license or develop any product or technology of any Group Company are listed in Section 4.10 of the Disclosure Schedule (collectively, “Company Contracts”). None of the Group Companies is in default or breach under any of the Company Contracts. For purposes of this Section 4, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$50,000 or that extend for more than one (1) year beyond the date of this Agreement, (ii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iii) not in the ordinary course of business, or (iv) transferring or licensing any Proprietary Assets to or from any Group Company (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software).

4.11. Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending (or, to the best knowledge of the Covenantors, currently threatened) against any of the Group Companies, any Group Company’s activities, properties or assets or, to the best knowledge of the Covenantors, against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of the Group Company. To the best knowledge of the Covenantors, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect in the business, properties, assets, financial condition, affairs or prospects of any Group Company. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or, to the best knowledge of the Covenantors, threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

4.12. Compliance with Laws; Consents and Permits. None of the Group Companies has conducted any activity in material violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party which are required to be obtained or made by each Covenantor in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and be effective as of the Closing. Except as disclosed in Section 4.12 of the Disclosure Schedule, each Group Company has all material approvals, permits, licenses and any similar authority necessary for the conduct of its business or its Principle Business (as the case may be) as currently conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group Companies is in default under any of such approvals, permits, licenses or other similar authority, nor is it in receipt of any letter or notice from any relevant authority notifying revocation of any such approvals, permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by such Group Company. In respect of approvals, licenses or permits requisite for the conduct of any part of the business of any Domestic Enterprise which are subject to periodic renewal, none of the Covenantors has any reason to believe that such requisite renewals will not be granted by the relevant PRC authorities.

4.13. Compliance with Other Instruments and Agreements. None of the Group Companies is in, nor shall the conduct of its business as currently or proposed to be conducted result in, any violation, breach or default of any term of its constitutional documents which may include, as applicable, memoranda and articles of association, by-laws, joint venture contracts, feasibility studies and the like (the “Constitutional Documents”), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Group Company is a party or by which it may be bound, (the “Group Company Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. The execution, delivery and performance of and compliance with this Agreement, the Shareholders Agreement and any other agreements to which it and/or any Covenantor is a party and the execution of which is contemplated hereunder (collectively, the “Transaction Agreements”) and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contracts, or, to the best knowledge of the Covenantors, a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

4.14. Foreign Corrupt Practices Act. To the Group Companies’ and the Founder’s best knowledge, no member of the Group Companies, nor any director, agent, employee or any other person acting for or on behalf of any member of the Group Companies, has directly or indirectly (A) made any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any public official or otherwise (a) to obtain favorable treatment in securing business for any member of the Group Companies, (b) to pay for favorable treatment for any member of the Group Companies for any member of the Group Companies for business secured, or (c) to obtain special concessions or for special concessions already obtained, for or in respect of the any member of the Group Companies, in each case which would have been in violation of any applicable law, (B) engaged in any transaction, established or maintained any fund or assets in which any member of the Group Companies shall have proprietary rights that have not been recorded in the books and records of such person, (C) committed any act which violates the Foreign Corrupt Practices Act of the United States (15 U.S.C. §§ 78dd-1, et seq.), as amended, or any similar statute or law, rule, regulation, official policy, interpretation or pronouncement of any governmental authority, or (D) made any payment in the nature of criminal bribery or any other unlawful payment.

4.15. Disclosure. Each of the Covenantors has fully provided the Series B Investors with all the information that the Series B Investors have reasonably requested for deciding whether to subscribe for the Preferred Shares and the Series B-1 Warrants. No representation or warranty by the Covenantors in this Agreement and no information or materials provided by the Covenantors to the Series B Investors in connection with its due diligence investigation of the Covenantors or the negotiation and execution of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.16. PFIC Matters. No member of the Group Companies is or expects to become, a passive foreign investment company (“PFIC”) or a controlled foreign corporation (“CFC”) as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”) for the current taxable year or any future taxable year. The Company has not elected to be treated as other than a corporation for U.S. federal income tax purposes.

4.17. Accounting. Each of the Group Companies maintains a standard system of accounting established and administered in accordance with the relevant accounting principle and will maintain a standard system of accounting established and administered in conformity with PRC GAAP.

4.18. Activities. Except as specifically set forth in this Agreement or in Section 4.18 of the Disclosure Schedule and with respect to the Closing and with respect to each Group Company, since the Balance Sheet Date, other than the transactions as contemplated in accordance with the Transaction Agreements, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Group Companies, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any material change in the contingent obligations of the Group Companies by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c) any damage, destruction or loss, whether or not covered by insurance, having Material Adverse Effects (as presently conducted and as presently proposed to be conducted);

(d) any waiver by any Group Company of a valuable right or of a material debt;

(e) any incurrence, creation, assumption, repayment, satisfaction, or discharge of (i) any lien or (ii) any indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(f) any material change or amendment to a material contract or arrangement by which any Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g) any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director not approved by any Group Company’s board of directors or comparable governing body;

(h) any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of any Group Company;

(i) any resignation or termination of any key officer or employee of any Group Company;

(j) any declaration, setting aside or payment or other distribution in respect of any Group Company’s registered capital, or any direct or indirect redemption, purchase or other acquisition of any of such registered capital by any Group Company;

(k) except in the ordinary course of business consistent with its past practice, entry into any closing agreement with respect to taxes, settlement of any claim or assessment with respect to any taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to any taxes, entry or change of any tax election, change of any method of accounting resulting in any amount of additional Tax or filing of any amended tax return;

(l) any change in accounting methods or practices or any revaluation of any of its assets;

(m) any failure to conduct business in the ordinary course, consistent with the Group Company’s reasonably prudent past practices; or

(n) any agreement or commitment by any Group Company to do any of the things described in this Section 4.18.

4.19. Tax Matters. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. None of the Group Companies is subject to any waivers of applicable statutes of limitations with respect to taxes for any year. Each Group Company has duly withheld individual income taxes and adequately paid mandatory contributions to the statutory welfare or social security funds on behalf of all its employees in material compliance with the applicable regulations in each respective jurisdiction such that there shall be no material default or underpayment in respect of individual income taxes and mandatory contributions to the statutory social security funds. Since its formation, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in its ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

4.20. Interested Party Transactions. To the best knowledge of the Covenantors, none of the Founder or officer or director of a Group Company or any Affiliate or Associate (as defined below) of any such person has any agreement, understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits). The Founder does not have any direct or indirect ownership interest in any firm or corporation with which any of the Group Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation that competes with any Group Company, except that the Founder may have record ownership interest in the Company. None of the Founder or officer or director of a Group Company or any Affiliate or Associate of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to the a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected. For purpose of this Agreement, an “Affiliate” shall mean any individual, partnership, corporation, trust or other entity that directly or indirectly controls, or is controlled by, or is under common control with, such person, where control means the direct or indirect ownership of more than 50% of the outstanding shares or other ownership interests having ordinary voting power to elect directors or the equivalent and, in the case of any shareholder that is an investment fund or account (or a subsidiary of any such investment fund or account), and an “Associate” shall mean with respect to any person, (1) a corporation or organization (other than the Group Companies) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, or (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

4.21. Employee Matters.

(a) Each key employee of the Group Companies (the “Key Employees”, as disclosed in Section 4.21 of the Disclosure Schedule) is currently devoting all of his or her business time to the conduct of the business of the respective Group Company. No such individual (and no group of employees) has given any notice of an intention to resign, and no Group Company has any intention of terminating the employment of any such individual or any group of employees. No Key Employee of any Group Company is obligated under, or in violation of any term of, any contract or any governmental order relating to the right of any such individual to be employed by, or to contract with, such Group Company. No Group Company has received any notice alleging that any such violation has occurred. No Group Company is a party to any collective bargaining agreements or other contract with any union or guild, and none of the Group Companies has been informed by their employees regarding the establishment of any trade union, work council or other organizations representing the employees of the Group Company. No employee of the Group Companies is owed any back wages or other compensation for services rendered (except for the current pay period or as otherwise set forth on the Financial Statements).

(b) There is no action relating to the violation or alleged violation of any law by the Company pertaining to labor relations or employment matters, including any charge or complaint filed by an employee with any governmental authority or any Group Company. Each Group Company has complied in all material respects with all laws relating to employment, wages, hours, overtime, working conditions, benefits, retirement, termination, taxes, and health and safety. Each Group Company is in compliance with each law in all material respects relating to its provision of any form of social insurance (the “Social Insurance”), and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable law. There has not been, and there is not now pending or, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage with respect to the employees of any Group Company or any unfair labor practice charge against any Group Company. There is no pending internal investigation related to any employee or consultant of any Group Company.

(c) Except for statutory social insurance schemes and housing fund schemes, the Group Companies have not adopted or implemented any Benefit Plan. There are no pending investigations by any governmental authority involving any Benefit Plan and no threatened or pending claims against any Benefit Plan (except for claims for benefits payable in the normal operation of any Benefit Plan). All contributions to, and payments from, each Benefit Plan have been timely made. Each Group Company maintains, and has fully funded, any pension plan and any other labor-related plans that it is required by law or by Contract to maintain. “Benefit Plan” means any deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employment compensation agreement or any other plan established or maintained by any Group Company (or any predecessor of a Group Company) which provides or provided benefits for any employee of any Group Company or with respect to which contributions are or have been made by any Group Company on account of an employee of any Group Company, except for those contained in the employment contracts in ordinary forms used by the Group Companies.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated by this Agreement or any other Transaction Agreement will (i) entitle any current or former employee or director of any Group Company to severance pay, or any payment contingent upon a change in control of any Group Company, (ii) increase or enhance any benefits payable under any Benefit Plan, or (iii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any employee or former employee.

4.22. No Other Business. The Domestic Enterprises are engaged solely in the Principal Business and have no other activities.

4.23. Government Filings. Except as disclosed in Section 4.23 of the Disclosure Schedule, all filings and registrations with the PRC authorities required in respect of the Domestic Enterprises and their respective operations, including but not limited to the registrations with the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, the Ministry of Information Industry, tax bureau, customs authorities, product registration authorities, and labor authorities have been duly completed in accordance with the relevant rules and regulations.

4.24. Obligations of Management. Except as disclosed in Section 4.24 of the Disclosure Schedule, each of the Founder and the employees of the Group Companies are currently devoting and will devote his or her full working time to the conduct of the business of the Group Companies. None of the Founder or other employees, directly or indirectly, owns, manages, is engaged in, operates, controls, works for, consults with, renders services for, does business with, maintains any interest in (proprietary, financial or otherwise) or participates in the ownership, management, operation, or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is related to the Principal Business or otherwise competes with any Domestic Enterprise (a “Restricted Business”).

5. COVENANTS OF THE GROUP COMPANIES AND THE FOUNDER

Each of the Covenantors, jointly and severally, covenants to Legend and the Series B Investors as follows:

5.1. Use of Proceeds from Capital Contribution by Legend and the Series B Investors. The proceeds from the capital contribution by Legend and the Series B Investors shall be used to meet the business growth and expansion, capital expenditures and general working capital needs of the Company and its subsidiaries. The proceeds from the sale of the Preferred Shares shall not be used to repurchase, redeem or cancel any junior securities or to make any payments to shareholders, directors or officers of the Company or any Affiliate of the Company or any of the foregoing unless in connection with a bona fide arms-length transaction approved by the board of directors of the Company (the “Board”), including the Series B Directors (as defined below).

5.2. Business of the Company and HK Entity. The business of the Company and the HK Entity (as defined below) shall be restricted to the holding and management of its equity interest in the HK Entity and the WFOE (as defined below).

5.3. Business of the WFOE and Domestic Enterprises. The business of the WFOE and each Domestic Enterprise shall be restricted to its Principal Business.

5.4. Equity Compensation. The Company shall not, directly or indirectly, issue Ordinary Shares, share options or other forms of equity of the Company to employees, directors or consultants except in accordance with an employee stock option plan with a vesting schedule pursuant to which 25% of such employee’s, director’s or consultant’s entitlement under such plan shall vest after one (1) year of the granting date and the remaining shall vest over the next thirty-six (36) months or a longer period (the “ESOP”) or other employee equity compensation plans approved by the board of directors of the Company, including the Series B Directors.

5.5. Compliance by Group Companies. Each member of the Group Companies shall, at its own expenses, fully comply with all applicable laws and regulations of the jurisdiction of its incorporation as well as all requirements of the competent government authorities with respect to their conducting of business, on a continuing basis, and Foreign Corrupt Practices Act of the United States (15 U.S.C. §§ 78dd-1, et seq.), as amended, or any similar statute or law, rule, regulation, official policy, interpretation or pronouncement of any governmental authority.

5.6. SAFE Registration. Each of the Founder and Mr. Li shall, at his/her expense, fully comply with all requirements and obligations of the PRC authorities with respect to his/her holding of the securities in the Company on a continuing basis, including, but not limited to receiving all approval, consents and permits from and fulfilling the reporting requirements with the State Administration of Foreign Exchange ( , the “SAFE”) and/or its branches, in a timely manner, as required under the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Financing and Inbound Investment through Offshore Special Purpose Companies by PRC Residents (the “Circular 75”), and other relevant obligations imposed by the PRC authorities and obtaining all consents, approvals and permits required by the PRC authorities in connection therewith.

5.7. Additional Covenants. Except as required by this Agreement, no resolution of the directors, owners, members, partners or shareholders of any Group Company shall be passed, nor shall any contract or commitment be entered into, in each case, at any time after the date hereof and prior to the Closing without the written consent of Legend and the Series B Investors, except that each Group Company may carry on its respective business in the same manner as heretofore and may pass resolutions and enter into contracts for so long as they are effected in the ordinary course of business; provided that the transactions with respect to which the resolutions are passed and contracts are entered into are made on an arms-length basis with disinterested third parties.

If at any time after the date hereof and before the Closing, the Covenantors come to know of any material fact or event which:

(a) is in any way materially inconsistent with any of the representations and warranties given by any of the Covenantors, and/or

(b) suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or

(c) might affect the willingness of Legend or any Series B Investor to subscribe for the Preferred Shares and the Series B-1 Warrants,

the Covenantors shall give immediate written notice thereof to Legend and the Series B Investors in which event they may within ten (10) Business Days (as defined in the Shareholders Agreement) of receiving such notice terminate this Agreement by written notice without any penalty or future obligations whatsoever; provided, however, nothing herein shall relieve any party from liability for any breach of this Agreement.

5.8. Conversion. The Company covenants to at all times reserve sufficient Ordinary Shares or, if the reservation is insufficient, to take all actions necessary to authorize such additional Ordinary Shares, for issuance upon conversion of all Preferred Shares and all Series B-1 Preferred Shares obtained based on exercise of the Series B-1 Warrants under the Transaction Agreements.

5.9. Option to Purchase Domestic Enterprises. At the request of Legend or any Series B investor, the Company, the Domestic Enterprises, the Founder and Mr. Li agree that each of Legend and the Series B Investors shall have the right to add a nominee who shall be a PRC individual as shareholders of any Domestic Enterprise to hold certain equity interest in such Domestic Enterprise through equity interest transfer or other methods legally permissible under the PRC laws, without payment of any consideration, so that its shareholding percentage in such Domestic Enterprise will equal to its shareholding in the Company (calculated on an as-converted and fully-diluted basis).

5.10. Exclusivity. From the date hereof until the date that is ten (10) Business Days after the satisfaction or waiver of each condition to the Closing set forth in Section 6 and 7 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the Company, the Founder, and the Company and the Founder shall cause each of the Group Companies to, agree not to (i) discuss the sale of any securities of the Company with any third party, or (ii) to provide any information with respect to the Company to a third party in connection with a potential investment by such third party in any securities of the Company, or (iii) to close any equity financing transaction of any securities of the Company with any third party. Notwithstanding the above, this Section 5.10 shall terminate and be of no further force and effect immediately following the Closing Date.

5.11. Repayment of Loan. As soon as possible after the Closing, Chuang Meng shall repay the loan to Hankou Bank together with accrued interest (if any) in accordance with the loan agreements among Chuang Meng and Hankou Bank as well as other related parties (if any).

5.12. Registration of Equity Interest Pledge. Within one (1) month after the Closing, the pledge contemplated by the equity interest pledge agreement of the cooperative documents shall have been duly filed and registered with competent administration for industry and commerce, and documents evidencing such registration shall be delivered to the Series B Investors.

5.13. Validity of Approvals. Chuang Meng shall, and the Founder shall cause Chuang Meng to, at all times maintain the validity of, and comply with all legal and regulatory requirements with respect to, the approvals that it has obtained and shall be obtained within nine (9) months after the Closing or within longer period as agreed by LC Fund for the conduct of its Principle Business, including but not limited to the Value-added Telecommunication Services License , the Network Culture Operation License and the Internet Publication License .

5.14. Fulfillment of Closing Conditions. Each Covenantor shall use its best efforts to fulfill all Closing conditions contained in Section 7.

6. CONDITIONS TO THE OBLIGATIONS OF THE COVENANTORS AT THE CLOSING

The obligations of the Covenantors under this Agreement are subject to the fulfillment, to the satisfaction of the respective Covenantor on or prior to the Closing (unless otherwise specified), or waiver by the respective Covenantor of the following conditions:

6.1. Representations and Warranties True and Correct. The representations and warranties made by Legend and the Series B Investors in Section 3 hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

6.2. Payment of Subscription Price. Each of Legend and the Series B Investors shall have delivered to the Company its respective Subscription Price in accordance with Sections 1 and 2 herein.

6.3. Execution of the Shareholders Agreement. Each of Legend and the Series B Investors shall have executed and delivered to the Company a Shareholders Agreement.

7. CONDITIONS TO INVESTOR’S OBLIGATIONS AT THE CLOSING

The obligations of Legend and the Series B Investors under this Agreement at the Closing are subject to the fulfillment, to its satisfaction, at or before the Closing, or waiver by them, of the conditions as set forth below.

7.1. Representations and Warranties True and Correct. The representations and warranties of each of the Covenantors contained in Section 4 shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

7.2. Performance of Obligations. Each of the Covenantors shall have performed and complied with all agreements, obligations and conditions contained in the Transaction Agreements that are required to be performed or complied with by it on or before the Closing.

7.3. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions to be passed, executed and/or delivered by the Covenantors shall be satisfactory in substance and form to the Series B Investors, and the Series B Investors shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

7.4. Consents and Waivers. The Covenantors shall have obtained any and all consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body.

7.5. Compliance Certificate. The Covenantors shall deliver to Legend and the Series B Investors certificates, dated the Closing Date, certifying that the conditions specified in this Section 7 have been fulfilled and stating, where applicable, that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of each of the Group Companies since its formation.

7.6. Amendment to Constitutional Documents. The Restated Articles which set forth the rights and preferences of the Preferred Shares shall have been duly adopted by the Company by all necessary corporate action of its shareholders, and filed with Registrar of Companies of the Cayman Islands.

7.7. Board of Directors. The board of directors of the Company shall have been constituted in accordance with the Restated Articles, so that as of the Closing, the board of directors of the Company shall consist of five (5) directors, of which one (1) director shall have been designated by LC Fund (the “LC Director”), one (1) director shall have been designated by Redpoint (the “Redpoint Director”, together with the LC Director , the “Series B Directors”), one (1) director shall have been designated by Legend, (the “Series A Director”), one (1) director shall have been designated by Li’s Holdco, (the “Li’s Holdco Director”), and one (1) director shall have been designated by the Founder’s Holdco (together with the Li’s Holdco Director, the “Ordinary Share Directors”).

7.8. Confidentiality and Invention Assignment Agreement; Non-compete and Non-solicitation Agreement. Each Key Employee of the Group Companies shall have entered into a Confidentiality and Invention Assignment Agreement and a Non-compete and Non-solicitation Agreement with the relevant Group Company in the form attached to this Agreement as Exhibit C.

7.9. No Material Adverse Effect. There shall have been no Material Adverse Effect on any Group Company or any subsidiary or Affiliate of any Group Company since the date of this Agreement.

7.10. Execution of Shareholders Agreement. The Company shall have delivered to the Series B Investors a Shareholders Agreement in the form and substance satisfactory to the Series B Investors (the “Shareholders Agreement”), duly executed by the Company and all other parties thereto (except for the Series B Investors).

7.11. Execution of Indemnification Agreement. The Company shall have delivered to Legend and the Series B Investors the Indemnification Agreement in the form and substance satisfactory to Legend and the Series B Investors, duly executed by the Company.

7.12. Establishment of HK Entity and WFOE. The Company shall have established a wholly subsidiary in Hong Kong (the “HK Entity”), and the HK Entity shall have established a wholly foreign-owed enterprise in Beijing (the “WFOE”), and the WFOE shall have obtained a business license.

7.13. Completion of SAFE Registration. The Founder and Mr. Li shall, with respect to their holdings of Ordinary Shares or other securities in the Company (if any), have completed their initial registrations with the Beijing Branch of the SAFE, as required under the Circular 75 and other relevant obligations imposed by the PRC authorities.

7.14. Cooperative Documents. A series of cooperative documents as listed in Exhibit D of this Agreement in the form and substance satisfactory to the Series B Investors shall have been duly executed and delivered.

7.15. Termination of Domestic Option Agreement. The share option agreements executed by any Domestic Enterprise and its employees shall be terminated in a manner satisfactory to the Series B Investors.

7.16. Management Rights Letter. The management rights letter in the form attached hereto as Exhibit G shall have been executed and delivered by the Company to each of LC Fund and Redpoint.

7.17. Closing Deliveries. The Company shall have delivered to the Series B Investors its closing deliveries under Section 2 hereof.

8. INDEMNIFICATION

8.1. Survival of Representations and Warranties. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and shall survive for a period of two years after the closing of the transactions contemplated hereby, except for those related to tax matters shall survive for a period of five years after the Closing or longer period as permitted under the laws.

8.2. Indemnification. The Covenantors shall, jointly and severally, indemnify, defend and hold harmless Legend and the Series B Investors (each, an “Indemnitee”), from and against any and all Losses (as defined below) arising out of, relating to, connected with or incidental to: (a) any breach of any representation or warranty made by any of the Covenantors in the Transaction Agreements, or (b) any failure by the Covenantors to comply with any covenant or agreement contained in the Transaction Agreements or in any other documents or agreements contemplated hereby; provided that the maximum aggregate amount of liabilities of the Covenantors to each of Series B Investors and Legend under this Section 8 shall be limited to the Subscription Price paid by such Series B Investor or Legend. The agreements in this Section 8 shall survive any termination of this Agreement.

8.3. Payment. At the absolute discretion of any Indemnitee, all claims asserted hereunder against the Covenantors shall be settled by cash. However, if the Covenantors are unable to satisfy their indemnity obligations within sixty (60) days of delivery of the notice provided by the Indemnitee, then such indemnity obligations shall, at the election of the Indemnitee, be satisfied with the Ordinary Shares held (either directly or indirectly) or acquired after the date hereof by the Founder (with each such share valued at the lower of (1) the average price paid for each Preferred Share hereunder (as adjusted for share splits, combinations, recapitalizations, reclassifications and similar transactions) and (2) the fair market value of such Ordinary Share determined pursuant to Section 8.4.

8.4. Valuation. The value of the Ordinary Shares to be delivered in satisfaction of the Founder’s indemnity obligation under Sections 8.2 shall be determined in good faith by the Board. The Founder or the Indemnitee shall have the right to challenge any determination by the Board of fair market value pursuant to Section 8.4, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging Party. Should the market value made by an independent appraiser differ from that made by the Board, the market value made by an independent appraiser shall form the value of the Ordinary Share. The cost of such appraisal shall be borne by the Indemnitee if the independent appraiser determines that the fair market value of the Ordinary Shares is less than that determined by the Board by a factor of more than 5%. The cost of such appraisal shall be borne by the Founder if the independent appraiser determines that the fair market value of the Ordinary Shares is more than that determined by the Board by a factor of more than 5%. The cost of such appraisal shall be borne by the Company if the independent appraiser determines that the fair market value of the Ordinary Shares is equal to or at least 95% of the fair market value determined by the Board, or more than that determined by the Board by a factor of within 5%.

8.5. Definition of Losses. As used in this Agreement, “Losses” means all losses, damages, deficiencies, diminution in value, suits, debts, obligations, interest, penalties, expenses, judgments or settlements of any nature or kind, including without limitation reasonable attorneys’ fees and disbursements, court costs, amounts paid in settlement and expenses of investigation, but excluding consequential, special or punitive damages, lost profits, lost opportunity costs, damage to reputation or the like, and mental or emotional distress.

9. MISCELLANEOUS

9.1. Governing Law. Except with respect to the references in this Agreement to the Securities Act, this Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong Special Administration Region of the PRC (“Hong Kong”) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of Hong Kong to the rights and duties of the parties hereunder.

9.2. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations herein may be assigned by Legend or any Series B Investor to its affiliated partnerships or funds managed by or affiliated with it or any of their respective directors, officers or partners without the written consent of any other parties hereto, provided such transferee agrees in writing to be subject to the terms of this Agreement and related agreement as if it were a party thereunder. This Agreement and the rights and obligations herein may not be assigned by any of the Covenantors without the written consent of Legend and the Series B Investors.

9.3. Entire Agreement. This Agreement and any other Transaction Agreement and the schedules and/or exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and supersede and replace any previous discussion, negotiation, agreement and document regarding the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

9.4. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit E hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit E; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit E with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.4 by giving, the other party written notice of the new address in the manner set forth above.

9.5. Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Company, Legend and the purchasers of at least two-thirds (2/3) of the Series B Shares. Any amendment or waiver effected in accordance with this Section 9.5 shall be binding upon all of the parties hereto, and their respective assigns.

9.6. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such former party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach of default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the parties hereto shall be cumulative and not alternative.

9.7. Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

9.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.9. Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

9.10. Confidentiality and Non-Disclosure. The terms and conditions of this Agreement and all exhibits and schedules attached to such agreements, including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party.

9.11. Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

9.12. Dispute Resolution.

(a) Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, subsection (b) below shall apply.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English. The parties understand and agree that this provision regarding arbitration shall not prevent any party from pursuing preliminary equitable or injunctive relief in a judicial forum pending arbitration in order to compel another party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

9.13. Expenses. The Company shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Agreements and the transactions contemplated hereby and thereby. The Company shall pay LC Fund’ fees and expenses, including legal, accounting and out-of-pocket costs incurred by LC Fund in connection with the transactions contemplated hereby, within five (5) Business Days after its receipt of written invoices for such fees and expenses, provided that such fees and expenses shall not exceed US$70,000, if the Closing occurs. In the event the Closing does not occur, each of the Company, Legend and the Series B Investors shall bear its own legal and other professional costs and expenses incurred in connection with the transactions contemplated by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY:

iDreamSky Technology Limited

By:	/s/ Chen Xiangyu
Name:	Chen Xiangyu
Title:	Director

SIGNATURE PAGE TO PREFERRED SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

DOMESTIC ENTERPRISE:
Beijing Chuangmeng Wuxian Technology Co., Ltd.
[Company seal is affixed.]
By:	/s/ Chen Xiangyu
Name:	Chen Xiangyu
Title:	Legal Representative
Shenzhen iDreamSky Technology Co., Ltd.
[Company seal is affixed.]
By:	/s/ Chen Xiangyu
Name:	Chen Xiangyu
Title:	Legal Representative
Shenzhen Mengyu Technology Co., Ltd.
[Company seal is affixed.]
By:	/s/ Chen Xiangyu
Name:	Chen Xiangyu
Title:	Legal Representative

SIGNATURE PAGE TO PREFERRED SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDER:

/s/ Chen Xiangyu
Chen Xiangyu

FOUNDER’s HOLDCO:

Dream Data Services Limited

By:	/s/ Chen Xiangyu
Name:	Chen Xiangyu
Title:	Director

SIGNATURE PAGE TO PREFERRED SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

MR. LI:

/s/ Li Meiping
Li Meiping

LI’s HOLDCO:

Huaxiu Investment Limited

By:	/s/ Li Meiping
Name:	Li Meiping
Title:	Director

SIGNATURE PAGE TO PREFERRED SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

MR. KO:

/s/ Ko, Jeffrey Lyndon
KO, Jeffrey Lyndon

KO’s HOLDCO:

Dream Soft Services Limited

By:	/s/ Ko, Jeffrey Lyndon
Name:	KO, Jeffrey Lyndon
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

LEGEND:

PRIME EXPRESS INVESTMENTS LIMITED

By:	/s/ Tang Xudong
Name:	Tang Xudong
Title:	Director

ULTIMATE LENOVO LIMITED

By:
Name:
Title:

SIGNATURE PAGE TO PREFERRED SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

LEGEND:

PRIME EXPRESS INVESTMENTS LIMITED

By:
Name:
Title:

ULTIMATE LENOVO LIMITED

By:	/s/ Wong Wai Ming
Name:	Wong Wai Ming
Title:	Director

SIGNATURE PAGE TO PREFERRED SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SERIES B INVESTORS:

LC Fund V, L.P.

By:	/s/ Liu Erhai
Name:	Liu Erhai
Title:	Managing Director

LC Parallel Fund V, L.P.

By:	/s/ Liu Erhai
Name:	Liu Erhai
Title:	Managing Director

SIGNATURE PAGE TO PREFERRED SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SERIES B INVESTORS:

Redpoint Ventures IV, L.P., by its General Partner
Redpoint Ventures IV, LLC

By:	/s/ Geoffrey Y. Yang
Geoffrey Y. Yang, Managing Director

Redpoint Associates IV, LLC, as nominee

By:	/s/ Geoffrey Y. Yang
Geoffrey Y. Yang, Managing Director

SIGNATURE PAGE TO PREFERRED SHARE SUBSCRIPTION AGREEMENT

LIST OF SCHEDULES AND EXHIBITS

Schedule 1	Investment Particulars

Exhibit A	Disclosure Schedule

Exhibit B	Form of Series B-1 Warrants

Exhibit C	Form of Confidentiality and Invention Assignment Agreement,
Form of Non-compete and Non-solicitation Agreement;

Exhibit D	List of Cooperative Documents

Exhibit E	Notices

Exhibit F	Post Closing Capitalization Table

Exhibit G	Form of Management Rights Letter

SCHEDULE 1

Investment Particulars

Name	Class of Shares	No. of Shares	Aggregate Purchase Price Amount

Prime Express Investments Limited	Series A Preferred	675,000		US$ equivalent to RMB3,000,000

Ultimate Lenovo Limited	Series A Preferred	675,000		US$ equivalent to RMB3,000,000

LC Fund V, L.P.	Series B Preferred	1,165,000	US$	2,796,000

LC Parallel Fund V, L.P.	Series B Preferred	85,000	US$	204,000

Redpoint Ventures IV, L.P.	Series B Preferred	1,218,750	US$	2,925,000

Redpoint Associates IV, LLC	Series B Preferred	31,250	US$	75,000

Total:		3,850,000		US$6,000,000 + RMB6,000,000

EXHIBIT A

Disclosure Schedule

EXHIBIT B

Form of Series B-1 Warrants

EXHIBIT C

Form of Confidentiality and Invention Assignment Agreement and Non-compete and Non-solicitation Agreement

EXHIBIT D

List of Cooperative Documents

Exclusive Business Cooperation Agreement

Exclusive Option Agreement

Equity Interest Pledge Agreement

Power of Attorney

EXHIBIT E

Notices

TO THE GROUP COMPANIES AND THE KEY HOLDERS:

Address: (English translation: Room 1002, 10/F, Maikelong Building, Gaoxin South 6th Road, Nanshan District, Shenzhen)

Att: Chen Xiangyu

Fax: 0755-86530126

TO MR. LI AND LI’S HOLDCO:

Address: (English translation: Room 1305, Tower A, Phase I Tian’an Digital City Network Center, Futian, Shenzhen)

Att: Li Meiping

Fax: 0755-82048761

TO MR. KO AND KO’S HOLDCO:

Address: (English translation: Room 1002, 10/F, Maikelong Building, Gaoxin South 6th Road, Nanshan District, Shenzhen)

Att: KO, Jeffrey Lyndon

Fax: 0755-86530126

TO LEGEND:

Address: (English translation: 10th Floor, Tower A, Raycom InfoTech Park, 2 Kexueyuan South Road, Haidian District, Beijing)

Att: Keven Wang

Fax No.: (0086) 10-6250 9165

TO LC FUND:

Address: (English translation: 10th Floor, Tower A, Raycom InfoTech Park, 2 Kexueyuan South Road, Haidian District, Beijing)

Att: (English translation: Zhang Nan)

Fax No.: (0086) 10-6250 9100

TO REDPOINT:

Address: (English translation: Room 3205, Tower 2, Plaza 66, 1266 Nanjing West Road, Jing’an District, Shanghai)

Att: David Yuan

Fax No.: (0086) 21-62887797

EXHIBIT F

Post Closing Capitalization Table

Fully Diluted Capitalization Immediately after the Closing:

Shareholders	# of Shares	%

Ordinary Shares
Dream Data Services Limited (Chen Xiangyu)	3,976,400	39.7640%
Dream Soft Services Limited (KO, Jeffrey Lyndon)	297,600	2.9760%
Huaxiu Investment Limited (Li Meiping)	1,126,000	11.2600%
ESOP	750,000	7.5000%

Series A Shares
Prime Express Investments Limited	675,000	6.7500%
Ultimate Lenovo Limited	675,000	6.7500%

Series B Shares
LC Fund V, L.P.	1,165,000	11.6500%
LC Parallel Fund V, L.P.	85,000	0.8500%
Redpoint Ventures IV, L.P.	1,218,750	12.1875%
Redpoint Associates IV, LLC	31,250	0.3125%

Total	10,000,000	100.00%

EXHIBIT G

Form of Management Rights Letter

[Company Letterhead]

            , 201

[                             ]

Attn: [                    ]

Re:	Management Rights Agreement

This agreement will confirm that pursuant to, and effective upon, the purchase of [Insert Number of Shares] shares of [Insert Type of Stock] stock of [Insert Company Name] (the “Company”) by [                    ] (“Investor”), Investor will be entitled to the following contractual management rights, in addition to rights to nonpublic financial information, inspection rights, and other rights specifically provided to all investors in the Series B Preferred Stock financing:

1)	Investor shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with Investor regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans;

2)	Investor may examine the books and records of the Company and inspect its facilities, and will receive upon request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided; and

3)	If Investor is not represented on this Company’s Board of Directors, the Company shall invite a representative of Investor to attend all meetings of its Board of Directors (and all committees thereof) in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other material that it provides to its directors; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. Such representative may participate in discussions of matters brought to the Board.

The aforementioned rights are intended to satisfy the requirement of management rights for purposes of qualifying Investor’s ownership of stock in the Company as a “venture capital investment” for purposes of the Department of Labor “plan asset” regulations, 29 C.F.R. §2510.3-101, and in the event the aforementioned rights are not satisfactory for such purpose, the Company and Investor shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights that satisfy such regulations.

Investor agrees, and any representative of Investor will agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with its rights under this agreement unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this paragraph by the Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of securities of the Company from the Investor, if such prospective purchaser agrees to be bound by confidentiality obligations substantially as restricted as contained in this paragraph, (iii) to any existing or prospective affiliate, partner, member, stockholder, or wholly owned subsidiary of the Investor in the ordinary course of business, provided that the Investor informs such recipient that such information is confidential and directs such recipient to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

The rights described herein shall terminate and be of no further force or effect upon the earlier to occur of (1) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public, or (2) the date upon which no shares of the Company’s stock is held by the Investor or its affiliates. The confidentiality provisions hereof will survive any such termination.

Agreed and accepted this              day of             , 201    .

COMPANY:

[INSERT NAME OF COMPANY]

By:

Name:

Title: